Exhibit 10.1

ADVO, Inc.

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

Effective as of March 25, 2005, ADVO, Inc. (the “Company”) and S. Scott Harding (“Harding”) agree to amend the “Air Travel” provision of Harding’s Employment Agreement to reflect the Company’s ceasing for now to provide a corporate aircraft and to reduce the air travel budget from $150,000 to $75,000 for so long as the travel is by commercial air:

Air Travel	The Company will pay, or reimburse you for, your personal air travel expenses to a maximum annual value of such use during this Agreement of $75,000 (prorated from March 25, 2005 for 2005). If the Company were to obtain its own full or partial interest in a corporate aircraft, the Company will, in lieu of the personal air travel expense budget noted above, make such corporate aircraft available to you for personal use to a maximum annual value of such use during this Agreement of $150,000 (prorated for the remainder of the calendar year in which such plane become available), with that balance to be reduced using the aggregate incremental cost to the Company for your personal use of the aircraft, as determined using methods the Committee approves. You acknowledge that these payments (or your use of corporate aircraft for personal use) will ordinarily be taxable to you, subject to any appropriate proration for a mixed personal and business trip.

Except as set forth above, the Employment Agreement between Harding and the Company bearing an Effective Date of October 15, 2004 (the “Employment Agreement”) remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment on May 20, 2005.

ADVO, Inc.

BY:	/s/ DONALD S. SCHNEIDER
Donald S. Schneider
EVP, Chief Human Resources Officer

/s/ S. SCOTT HARDING
S. Scott Harding